===============================================================================
  As filed with the Securities and Exchange Commission on December 27, 1999
  Reg.   No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               -----------------
                                  Form S-8
                            REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                              Juno Lighting, Inc.
             (Exact Name of Registrant as Specified in its Charter)

Delaware                                              36-2852993
(State of Incorporation)                 (I.R.S. Employer Identification No.)

                              1300 South Wolf Road
                          Des Plaines, Illinois  60018
              (Address and Zip Code of Principal Executive Offices)
                              --------------------
             Juno Lighting, Inc. 1999 Stock Award and Incentive Plan
                             (Full Title of the Plan)

                                Glenn R. Bordfeld
                       President and Chief Operating Officer
                               Juno Lighting, Inc.
                              1300 South Wolf Road
                          Des Plaines, Illinois  60018
                                 (847) 827-9880
            (Name, Address, and Telephone Number of Agent For Service)
                             --------------------
                        CALCULATION OF REGISTRATION FEE

Title of Securities      Amount        Proposed      Proposed       Amount of
to be registered         to be         maximum       maximum      Registration
                    Registered(1)  Offering Price    Aggregate       Fee
                                    Per Share (2)  Offering Price
                                                       (2)
Common Stock,
par value
$0.001 per share   940,000 shares       $11         $10,340,000      $2875


(1) Represents the maximum number of shares of Common Stock that may be offered pursuant to this Registration Statement, consisting of 940,000 shares issuable pursuant to the Juno Lighting, Inc. 1999 Stock Award and
     Incentive Plan. In the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended ("Securities Act").

(2) Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices reported for the Company's common stock on the Nasdaq Stock Market on December 22, 1999. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

<PAGE 2>



                                   EXPLANATORY NOTE
                            -------------------------------
     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S 8.




                                   -i-

<PAGE 3>
                                 Part II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


        Item 3:  Incorporation of Documents by Reference

   The following documents filed with the Securities and Exchange Commission (the "Commission") by Juno Lighting, Inc. (the "Company") are incorporated by reference in this Registration Statement on Form S 8 (the "Registration Statement"):

   (a) The Company's Annual Report on Form 10-K for the year ended November 30, 1998, as amended by the Form 10-K/A filed with the Commission on March 29, 1999;

   (b) (1) The Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 1999, May 31, 1999 and August 31, 1999;

        (2) The Company's Current Reports on Form 8-K dated June 28, 1999, June 29, 1999, July 1, 1999 and July 15, 1999;

        (3) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

   (c) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A dated February 24, 1984, under
        Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description including the Company's Registration
        Statement on Form S-4 dated May 28, 1999.

   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all of the securities registered hereunder then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
                           ----------------------

Item 4:  Description of Securities

Not applicable.

Item 5:  Interests of Named Experts and Counsel

Not applicable.

Item 6:  Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the

<PAGE4>
request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actual and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   Article VII of the Company's Bylaws requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expenses reasonably incurred and all liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer or, at the request of the board of directors as a director, officer, trustee, fiduciary, partner, employee or agent of an entity or enterprise other than the Company (including, but not limited to, service with respect to employee benefit plans); provided, that the Company is only required to indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if authorization for such proceeding (or part thereof) was not denied by the Company's board of directors prior to the close of business on the thirtieth day after receipt of notice thereof from such person, except as provided in
Article VII of the Company's Bylaws.

   Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

   Article 6 of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any modification to or repeal of such Article 6 shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such modification or repeal.

<PAGE 5>
   Pursuant to the terms of the Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999, by and among the Company, Fremont Investors I, LLC and Jupiter Acquisition Corp. (the "Merger Agreement"), the indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Bylaws will not be amended, repealed or otherwise modified for a period of six years in any manner that would adversely affect the rights of the Company's present and former officers and directors and its subsidiaries at the time of the merger which was consummated on June 30, 1999 (the "Merger").

   In addition, the Company has agreed to maintain for six years directors' and officers' liability insurance policies on terms and conditions that are at least as favorable as those in effect at the effective time of the Merger covering events occurring prior to the Merger. In no event will the Company be required to spend in any year in excess of 300% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose. If the Company would be required to spend in excess of 300% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose for any year, the Company must buy as much insurance as can be obtained for a cost not exceeding such amount.


Item 7:  Exemption from Registration Claimed

Not applicable.


Item 8:  Exhibits

   Exhibit
   Number      Description of Exhibit
   -------     ----------------------
     4.1       Indenture, dated as of June 30, 1999, by and among Juno Lighting,
               Inc., Juno Manufacturing, Inc., Indy Lighting, Inc., Advanced
               Fiberoptic Technologies, Inc. and Firstar Bank of Minnesota,
               N.A., as Trustee for the 11 7/8% Senior Subordinated Notes due 2009. Filed as Exhibit 4.1 to the Company's Registration
               Statement on Form S-4 (Reg. No. 3-86059) filed on August 27,
               1999, and incorporated herein by reference.

     5.1       Opinion of Sonnenschein Nath & Rosenthal

    23.1 Consent of Sonnenschein Nath & Rosenthal (included in opinion filed as Exhibit 5.1)

    23.2       Consent of PricewaterhouseCoopers LLP

    24.1       Power of Attorney (on signature page)

    99.1 Juno Lighting, Inc. 1999 Stock Award and Incentive Plan. Filed as Annex D to the proxy statement/prospectus which formed a part of the Registration Statement on Form S-4 (Reg. No. 3-76101) filed on May 28, 1999 and incorporated herein by reference.


Item 9.  Undertakings

(a)  Rule 415 Offering.  The undersigned Company hereby undertakes:
     -----------------
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

<PAGE 6>
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Incorporation of Subsequent Exchange Act Documents by Reference.
    ---------------------------------------------------------------
    The Undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Form S-8 Registration Statement.
    -------------------------------
    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


<PAGE 7>






                                 SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 27th day of December, 1999.

                                        Juno Lighting, Inc.

                                        By:   /s/ Glenn R. Bordfeld
                                        ---------------------------
                                        Glenn R. Bordfeld
                                        President and Chief Operating Officer


                                 POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Glenn R. Bordfeld and Mark N. Williamson and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statemen thas been signed by the following persons in the capacities indicated on the 27th day of December, 1999.

                              Signature
                              -----------

/s/ Glenn R. Bordfeld         President, Chief Operating Officer and Director
--------------------------
Glenn R. Bordfeld             (Principal Executive Officer)

/s/ George J. Bilek           Vice President, Finance and Treasurer
--------------------------
George J. Bilek               (Principal Financial and Accounting Officer)

/s/ Mark N. Williamson        Director
--------------------------
Mark N. Williamson

<PAGE 8>
                              INDEX TO EXHIBITS
                              -----------------
Exhibit
Number        Description
---------     ------------
  5.1         Opinion of Sonnenschein Nath & Rosenthal
 23.1         Consent of Sonnenschein Nath & Rosenthal (included in opinion filed as Exhibit 5.1)
 23.2         Consent of PricewaterhouseCoopers LLP



<PAGE 9>

                                                                 EXHIBIT 5.1











                                  December 23, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

       A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.001 per share (the "Shares"), of Juno Lighting, Inc. (the "Company") which may from time to time be offered by the Company in connection with the Juno Lighting, Inc. 1999
Stock Award and Incentive Plan (the "Option Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

       We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its By-Laws, and minutes of directors' and stockholders' meetings, and such other documents (including the Plan), which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

       We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.



<PAGE 10>

Securities and Exchange Commission
December 23, 1999
Page 2



       Based upon and subject to the foregoing, it is our opinion that the Shares that will be originally issued under the Plan, when issued pursuant to, and in accordance with, the Option Plan, will be validly issued, fully paid and non-assessable.

       We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                    SONNENSCHEIN NATH & ROSENTHAL


                                    By: /s/ Michael M. Froy












<PAGE 11>

                                                                 EXHIBIT 23.2





                             INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Juno Lighting, Inc. of our report dated January 14, 1999, appearing on page 17 of Juno Lighting, Inc.'s Annual Report on Form 10-K for the year ended November 30, 1998. We also consent to the incorporation by reference of our report on the financial statement schedule, appearing on page 32 of Juno Lighting, Inc.'s Annual Report on Form 10-K for the year ended November 30, 1998.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
December 20, 1999